SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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COINSTAR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 30, 2004

Dear Coinstar Stockholders:

I am pleased to invite you to the 2004 Annual Meeting of Stockholders of Coinstar, Inc. The meeting will begin at 10:00 a.m. local time on Thursday, June 10, 2004, at Coinstar’s principal executive offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004.

At the meeting, you will be asked to (1) elect two directors to our Board of Directors, (2) approve amendments to the 1997 Amended and Restated Equity Incentive Plan, (3) cast an advisory vote on the appointment of KPMG LLP as our independent auditors, and (4) transact any other business properly presented at the meeting. You will also have the opportunity to hear a review of our business during the past year and ask questions.

We hope you can join us on June 10th. Regardless of whether you plan to attend the meeting, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

David W. Cole
Chief Executive Officer

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 10, 2004

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Thursday, June 10, 2004, we will hold our 2004 Annual Meeting of Stockholders at our principal executive offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004. The meeting will begin at 10:00 a.m. local time. At the meeting, stockholders will be asked to:

1.	Elect two directors to hold office until the 2007 Annual Meeting of Stockholders.

2.	Approve amendments to the 1997 Amended and Restated Equity Incentive Plan.

3.	Cast an advisory vote on the appointment of KPMG LLP as independent auditors of Coinstar for the fiscal year ending December 31, 2004.

4.	Consider other matters properly presented at the meeting and any adjournment or postponement thereof.

You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on April 13, 2004.

By Order of the Board of Directors

Donald R. Rench
VP, General Counsel and Corporate Secretary

Bellevue, Washington

April 30, 2004

All stockholders are cordially invited to attend the annual meeting in person. Regardless of whether you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares as record holder and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, June 10, 2004

PROXIES AND VOTING AT THE ANNUAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors of Coinstar, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, June 10, 2004, at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at our principal executive offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004. We mailed this proxy statement and accompanying proxy card on or about April 30, 2004 to the stockholders who owned shares of our common stock as of the record date, April 13, 2004.

Who is entitled to vote?

Only holders of Coinstar common stock at the close of business on April 13, 2004 may vote at the annual meeting. We had approximately 21,319,246 shares of common stock outstanding on that date.

What is a quorum?

The holders of a majority of the shares of Coinstar common stock outstanding as of April 13, 2004, present in person or by proxy at the annual meeting, constitute a quorum for the transaction of business. A quorum is required for the meeting to be held.

What am I voting on?

You are being asked to vote on the following three proposals:

(1) to elect two directors to hold office until the 2007 Annual Meeting of Stockholders,

(2) to approve amendments to the 1997 Amended and Restated Equity Incentive Plan, and

(3) to cast an advisory vote on the appointment of KPMG LLP as independent auditors of Coinstar for the fiscal year ending December 31, 2004.

We are not aware of any other matters to be presented for action at the annual meeting.

How many votes are required to elect directors?

If a quorum is present at the annual meeting, the two candidates receiving the highest number of affirmative votes will be elected. In a plurality election, such as this, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required. Stockholders are not entitled to cumulate votes for the election of directors.

How many votes are required to approve the amendments to the 1997 Amended and Restated Equity Incentive Plan?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the amendments to the 1997 Amended and Restated Equity Incentive Plan.

What is the effect of the advisory vote on the appointment of KPMG LLP as our independent auditors for the fiscal year ended December 31, 2004?

Selection of Coinstar’s independent auditors is not required to be submitted to a vote of stockholders. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent auditors to an advisory vote of our stockholders. If a majority all shares present in person or represented by proxy and entitled to vote at the Annual Meeting fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to Coinstar’s stockholders. Even if a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year.

How many votes do I have?

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.

How will my proxy be voted?

Shares represented by a properly executed proxy will be voted at the annual meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote for proposals 1-3.

We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the annual meeting, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote the shares in their best judgment.

Who counts the votes?

Computershare Trust Company, Inc., will serve as the inspector of election and will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will typically have the same effect as negative votes, except with respect to the election of directors, pursuant to which abstentions have no effect.

Can brokers vote on the proposals?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. At this year’s annual meeting, brokers will have discretion to vote uninstructed shares on the election of directors and the appointment of KPMG LLP as Coinstar’s independent auditors, but not on the amendment to the 1997 Amended and Restated Equity Incentive Plan.

When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as votes cast or shares entitled to vote with respect to the proposal(s) for which instructions have not been given. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum.

Can I revoke my proxy?

Any person giving a proxy may revoke it at any time before it is voted. It may be revoked by filing with our corporate secretary at our principal executive offices, 1800 114th Avenue S.E., Bellevue, Washington 98004, a written notice of revocation or a signed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

How are proxies solicited and what are the costs involved?

We will bear the cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the form of proxy and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial stockholders. We may reimburse persons representing beneficial stockholders of common stock for their costs of forwarding solicitation materials to such beneficial stockholders. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Coinstar. No additional compensation will be paid to directors, officers or other regular employees for such services. In addition, we have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies for a fee not to exceed $15,000, plus reimbursement of out-of-pocket expenses.

When will Coinstar announce the results of the voting?

We will announce preliminary voting results at the annual meeting. Final and official voting results will be printed in our quarterly report on Form 10-Q for the quarter ended June 30, 2004 (which will be available at www.sec.gov and on our website at www.coinstar.com).

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws divide the Board of Directors into three classes. Each class has a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board of Directors. As of April 30, 2004, the Board of Directors was composed of six members, divided into three classes as follows:

Term Expiring 2004: Keith D. Grinstein and Ronald B. Woodard

Term Expiring 2005: Deborah L. Bevier, David M. Eskenazy and Robert D. Sznewajs

Term Expiring 2006: David W. Cole

If elected at the 2004 annual meeting, Messrs. Grinstein and Woodard will serve until the 2007 annual meeting or until their successors are elected and qualified. Each of Messrs. Eskenazy, Sznewajs, Cole and Ms. Bevier will continue in office until his or her respective term expires or until his or her successor is elected and qualified.

Except as otherwise specified in a proxy, proxies will be voted for the director nominees. Each director nominee has agreed to serve if elected and management has no reason to believe that the nominee will be unable to serve. If the nominee becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Nominees for election to a three-year term expiring at the 2007 Annual Meeting:

Keith D. Grinstein

Keith D. Grinstein, 43, has been a director of Coinstar since August 2001 and has served as its non-employee chairman since June 2002. Mr. Grinstein has held a number of senior executive positions at Nextel International, Inc., a telecommunications company, serving as its president from January 1996 to March 1999, its chief executive officer from January 1996 to August 1999 and a member of its board of directors from 1996 until 2002. Mr. Grinstein’s other past experience includes positions at AT&T Wireless Services, Inc. (formerly McCaw Communications), where he served as president and chief executive officer of the Aviation Communications Division from January 1991 to December 1995. He served as a member of the board of directors of the Ackerley Group between 2000 and 2002. Mr. Grinstein is currently a director of Nextera Enterprises, Inc., where he has served since January 2000, and a director of F5 Networks, Inc., where he has served since December 1999. Mr. Grinstein is currently a partner of Second Avenue Partners, a venture capital fund.

Ronald B. Woodard

Ronald B. Woodard, 61, has been a director of Coinstar since August 2001 and is chairman of Seattle-based MagnaDrive Corporation, a developer of technology for torque transfer and speed control. Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company where he held numerous positions including president of The Boeing Commercial Airplane Group. Mr. Woodard is currently a director of Continental Airlines Inc. He is also a director of Knowledge Anywhere and a trustee of the Seattle Symphony and the University of Puget Sound.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

Directors continuing in office until the 2005 Annual Meeting.

Deborah L. Bevier

Deborah L. Bevier, 52, has been a director of Coinstar since August 2002. Ms. Bevier served as president and chief executive officer of Laird Norton Financial Group and Laird Norton Trust Company, an independent financial adviser, from 1996 until 2003. She also served as chief executive officer of Wentworth, Hauser and Violich, an investment-counseling firm from 2000 until 2003. Previously, she served as chair and chief executive officer of Key Bank of Washington and Key Savings Bank from 1993 to 1996 and as a member of the board of directors of the Ackerley Group from 1998 to 2002. She currently serves on the board of directors of several organizations including Fisher Communications, Inc., the Fred Hutchinson Cancer Research Center and the Greater Seattle Chamber of Commerce.

David M. Eskenazy

David M. Eskenazy, 42, has been a director of Coinstar since August 2000. He is the vice president of investments for R.C. Hedreen Co. where he has served in various accounting and finance positions since 1987. He currently serves on the board of directors for MagnaDrive Corporation and ScreenLife LLC. Mr. Eskenazy is a certified public accountant (inactive).

Robert D. Sznewajs

Robert D. Sznewajs, 57, has been a director of Coinstar since August 2002. Mr. Sznewajs is president, chief executive officer and a member of the board of directors of West Coast Bancorp, a bank holding company, and has served in these capacities since January 2000. He joined U.S. Bancorp in April 1994 and served as its vice-chairman from 1997 to 1999. From February 1993 to March 1994, he served as president of the credit card division of Bank of America.

Director continuing in office until the 2006 Annual Meeting.

David W. Cole

David W. Cole, 56, has served as our chief executive officer and a director since October 2001. Prior to joining Coinstar he served as president of The Torbitt & Castleman Company, a manufacturer of specialty food products from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands, a manufacturer of private label disposable diapers.

BOARD MEETINGS AND DIRECTOR INDEPENDENCE

During 2003, the Board of Directors met 16 times. The committees of the Board held a total of 21 meetings. Each current director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served. It is the Company’s policy to request and encourage all of the Company’s directors and director nominees to attend in person the annual meeting of stockholders, absent unavoidable conflicts or extenuating circumstances that prohibit a director from attending. Last year, all directors attended the annual meeting of stockholders.

The Nasdaq Marketplace Rules require that a majority of our directors be “independent,” as defined by Nasdaq Marketplace Rule 4200 (a)(15). In March 2004, the Board undertook a review of the independence of our directors and examined whether any transactions or relationships exist currently, or during the past three years existed, between each director, or certain family members of each director, and us and our subsidiaries, senior management or their affiliates, other affiliates of the Company, equity investors or independent auditors. As a result of this review, the Board has determined that all of the directors, except Mr. Cole, who is an employee, are “independent” under the applicable Nasdaq Marketplace Rules described above.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has established the following standing committees: Audit, Compensation and Nominating and Governance. All of the members of each of the standing committees meet the criteria for independence prescribed by Nasdaq. Membership of the standing committees is determined annually by the Board. Adjustments to committee assignments may be made at any time.

Membership of each committee is as follows, with committee chairs listed first:

Audit	Compensation	Nominating and Governance
David M. Eskenazy Keith D. Grinstein Robert D. Sznewajs	Keith D. Grinstein Deborah L. Bevier David M. Eskenazy Robert D. Sznewajs	Keith D. Grinstein Deborah L. Bevier Ronald B. Woodard

The Board of Directors has adopted a written charter for each committee. Stockholders may access a copy of each committee’s charter on the Company’s website at www.coinstar.com beginning no later than the day of the annual meeting of stockholders. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee	11 meetings in 2003

The primary purposes of the Audit Committee are to assist the Board of Directors in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of the Company’s independent auditors and the internal auditors, and (5) compliance with the Company’s code of ethics for senior financial officers. The Committee retains authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Committee may also retain independent counsel and accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

The Audit Committee meets with our independent auditors at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim or annual review before they are released to the public or filed with the Securities and Exchange Commission (the “SEC”) or other regulators. The Audit Committee also reviews the comments as to the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process.

The charter of the Audit Committee requires that the Committee be comprised of at least three directors, all of whom meet the independence requirements established by the Board, Nasdaq and any other regulations applicable to the Company. Each Committee member must, at a minimum, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one Committee member must be an “audit committee financial expert” and have accounting or related financial management expertise as required by the Board, the SEC and Nasdaq.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and Nasdaq. The Board has also determined that Mr. Eskenazy and Mr. Sznewajs are audit committee financial experts under SEC rules, have accounting or related financial management experience and are financially sophisticated under the Nasdaq rules.

Compensation Committee	8 meetings in 2003

The primary purpose of the Compensation Committee is to ensure that the Company’s compensation practices further the shared interests of stockholders and management to attract, hire, retain and motivate the people needed to achieve the Company’s performance goals. In particular, the Committee: (1) oversees all aspects of the executive officer compensation programs (including the compensation of the chief executive officer), (2) reviews and approves employee stock option programs and employee stock purchase programs, (3) periodically reviews other employee compensation and benefits programs, and (4) oversees all aspects of the director compensation program.

The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for our executive officers. In addition, the Committee awards stock options to employees and consultants under our stock option plans, and performs other functions regarding compensation as delegated by the Board of Directors. The Committee may use professional consultants to assist it in meeting its responsibilities.

The charter of the Compensation Committee requires that the Committee be comprised of at least three directors, all of whom are non-employee outside directors and meet the independence requirements established by the Board and Nasdaq and any other regulations applicable to the Company. The Board of Directors has determined that each member of the Committee meets such requirements.

Nominating and Governance Committee	2 meetings in 2003

The primary purposes of the Nominating and Governance Committee (the “Nominating Committee”) are to (1) identify individuals qualified to become members of the Board, (2) approve and recommend to the Board director candidates, (3) oversee evaluations of the Board, (4) develop, update as necessary and recommend to the Board corporate governance principles and policies applicable to the Company, and (5) monitor compliance with such principles and policies.

The charter of the Nominating Committee requires that the Committee be comprised of at least three directors, each of whom shall meet the independence standards required by the Board and Nasdaq. The Board of Directors has determined that each of the Committee members meets such requirements.

As noted above, the Nominating Committee is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. To fulfill this role, the Nominating Committee has authority to retain and terminate any search firm that is used to identify director candidates and retains the sole authority to approve fees and other retention terms. Where necessary, the Nominating Committee may also retain independent counsel and other professionals to assist the Nominating Committee. When assessing a director candidate’s qualifications, the Nominating Committee will consider issues of expertise (including retail, public company and policymaking experience), independence, personal and professional ethics, integrity and values, as well as skills relating to finance, public policy, management and business. These director selection guidelines are further described in Exhibit A to the Nominating Committee’s charter.

The Nominating Committee will also consider qualified candidates for director properly submitted by the Company’s stockholders. The Nominating Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as those of director candidates identified by the Committee or the Board. Stockholders can suggest qualified candidates for director by following the instructions outlined on page 28 of this proxy statement. No candidates for director nominations were submitted to the Nominating Committee by any stockholder in connection with the 2004 Annual Meeting of Stockholders.

DIRECTOR COMPENSATION

Each non-employee director receives annual compensation of $20,000 for service on the Board of Directors, other than our non-employee chairman of the Board, who receives annual compensation of $45,000. Each non-employee director also receives $1,000 for attending Board meetings in person or $750 if attendance is by telephone. Additionally, non-employee directors receive $1,000 for attending meetings of the Audit Committee and $500 for attending meetings of the Compensation and Nominating and Governance Committees of which they are members. The chair of the Audit Committee, if not chairman of the Board, receives additional annual compensation of $4,000. The chairs of the Compensation Committee and Nominating and Governance Committee, if not chairman of the Board, each receive additional annual compensation of $2,000. Directors may elect to receive this compensation in the form of cash or Coinstar common stock, which may be deferred at the election of the director.

Each non-employee director also receives stock option grants under the 1997 Non-Employee Directors’ Stock Option Plan. This plan provides for automatic initial and annual grants of options to purchase shares of Coinstar common stock to eligible non-employee directors. The maximum number of shares of common stock that may be issued pursuant to options granted under this plan, subject to stockholder approval, is 400,000.

During 2003, pursuant to the 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan, all non-employee directors received an automatic annual grant of 7,500 options, with the exception of the chairman of the Board, who received 12,500 options pursuant to the terms of the plan. All options granted to directors were granted at the fair market value of our common stock on the applicable grant date.

PROPOSAL 2: APPROVAL OF AMENDMENTS TO THE 1997 AMENDED AND RESTATED EQUITY

INCENTIVE PLAN

The Board of Directors is asking stockholders to approve amendments to the Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”). The amendments, as described below, were approved by the Board on March 15, 2004, but will become effective only upon approval by the stockholders. The 1997 Plan was initially adopted by the Board and approved by the stockholders in 1997. The stockholders approved amendments to increase the number of shares authorized under the 1997 Plan in June 1999 and August 2002. As of March 31, 2004, there were 197,823 shares remaining available for grant as new awards under the 1997 Plan.

Approval of the amendments to the 1997 Plan will have the effect of:

•	increasing the total number of shares available for issuance as awards under the 1997 Plan by 1,000,000 shares, from 4,380,000 to 5,380,000;

•	increasing the limit on the number of shares that can be issued as stock awards under the 1997 Plan from 100,000 to 200,000; and

•	revising certain provisions of the 1997 Plan for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

Pursuant to Section 162(m), in order for Coinstar to be able to deduct compensation in excess of $1 million, if any, paid in any year to our chief executive officer or our four other most highly compensated executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals be approved by our stockholders. Accordingly, we are submitting the 1997 Plan, as amended, to (a) expand the list of performance criteria to which stock awards may be subject for the purpose of qualifying such awards as “performance-based” under Section 162(m) and (b) provide that the limit on the number of shares that can be made subject to awards granted to any person in any calendar year covers both stock options and stock awards.

A copy of the 1997 Plan as proposed to be amended is attached to this proxy statement as Appendix A. The following description of the 1997 Plan as proposed to be amended is a summary and does not purport to be a complete description. Please refer to Appendix A for more detailed information.

Summary of Terms

Purpose.    The purposes of the 1997 Plan are (i) to attract and retain the best available personnel; (ii) to provide additional incentives to our employees and consultants; and (iii) to promote the success of our business.

Stock Subject to the Plan.    Subject to adjustment for stock splits and similar events, a maximum of 5,380,000 shares are available for issuance under the 1997 Plan. The shares issued under the 1997 Plan may be from authorized but unissued shares of our common stock or from shares subsequently reacquired on the market or otherwise. If any awards granted under the 1997 Plan expire for any reason or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock), the stock not acquired under such awards reverts to and again becomes available for issuance under the 1997 Plan.

Administration.    The 1997 Plan may be administered by our Board or any Board-appointed committee of two or more independent directors (the “plan administrator”). The plan administrator may further delegate authority to different committees of the Board or to an executive officer, subject to limits prescribed by the plan administrator, except that all grants of awards to directors must be approved by a Board-appointed committee consisting of independent directors. The Board has delegated the duties of plan administrator to the Compensation Committee, which has further delegated limited authority to an executive officer who is also a Board member. The plan administrator, subject to the terms of the 1997 Plan, selects the individuals to receive awards, determines the terms and conditions of all awards and interprets the provisions of the 1997 Plan. The plan administrator is also authorized to make such rules and regulations as it deems necessary to administer the 1997 Plan. The plan administrator’s decisions, determinations and interpretations are binding on all holders of awards granted under the 1997 Plan.

Awards.    The plan administrator is authorized to grant incentive stock options, nonstatutory stock options and stock awards under the 1997 Plan. Awards may consist of one or more of these grant types.

Eligibility.    Awards may be granted to our employees, consultants and directors and to the employees, consultants and directors of any parent or subsidiary of us, except that only our employees and employees of our subsidiaries may receive incentive stock options. Option grants to non-employee directors may also be made out of our 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan. As of March 31, 2004, approximately 435 persons were eligible to participate in the 1997 Plan.

Stock Option Grants.    Options granted under the 1997 Plan may be “incentive stock options” (as defined in Section 422 of the Code) or nonstatutory stock options. The exercise price for each option is determined by the plan administrator but may not be less than 100% of fair market value on the date of grant (except for options granted in assumption of or substitution for options granted by a company acquired by Coinstar). For purposes of the 1997 Plan, “fair market value” means the closing sales price for our stock as reported by the Nasdaq National Market for a single trading day. As of March 31, 2004, the closing sales price for our common stock on the Nasdaq National Market was $15.79 per share.

The exercise price for shares purchased under an option must be paid in cash or check or, at the discretion of the plan administrator and to the extent permitted by applicable law, by delivery of Coinstar common stock already owned by the optionee for at least six months (or such shorter period necessary to avoid a charge to Coinstar’s earnings for financial reporting purposes), a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit, including a promissory note that is structured as necessary to avoid charges to earnings.

The plan administrator determines the term of options, but no option may have a term of more than ten years from the date of grant. Each option will vest and become exercisable by the holder based on a vesting schedule set forth in the individual optionee’s grant notice. Generally, options granted under the 1997 Plan vest over a four-year period, with 25% of the option becoming vested and exercisable on the first anniversary of the date of grant and 1/48th of the option becoming vested and exercisable each month thereafter. Unless the plan administrator determines otherwise, options vested as of the date of termination of the optionee’s employment or service relationship with Coinstar generally will be exercisable for one year after the date of termination for terminations due to death or disability or for 90 days after the date of termination for terminations due to reasons other than death or disability, but in no event may an option be exercised after the expiration of its term.

Except for adjustments to reflect stock splits and similar events, the plan administrator may not, without stockholder approval, cancel or amend an outstanding stock option for the purpose of repricing, replacing or regranting the option with an exercise price that is less than the exercise price of the original option (as adjusted for stock splits and similar events).

Stock Awards.    The plan administrator is authorized to make awards of common stock or awards denominated in units of common stock on such terms and conditions and subject to such restrictions, if any, that may be based on continuous service with the Company or the achievement of performance criteria. Subject to adjustment for stock splits and similar events, not more than an aggregate of 200,000 shares of Coinstar common stock are available for issuance pursuant to grants of stock awards under the 1997 Plan. The terms, conditions and restrictions that the plan administrator will have the power to determine will include, without limitation, the manner in which shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the stock award will occur by reason of termination of the participant’s employment or service relationship.

Performance-Based Compensation Under Section 162(m).    The plan administrator may determine that stock awards will be made subject to the attainment of performance goals relating to one or more or a combination of business criteria for purposes of qualifying the award under Section 162(m). These business criteria include: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies. The plan administrator may not adjust performance goals for any stock award intended to qualify as “performance-based” under Section 162(m) for the year in which the award is settled in a manner that would increase the amount of compensation otherwise payable to a participant.

Subject to adjustment for stock splits and similar events, no person is eligible to receive awards covering more than 500,000 shares of common stock in any calendar year.

Transferability.    An incentive stock option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonstatutory stock option may be transferred to the extent provided in the option agreement; provided that if the option agreement does not expressly permit the transfer of a nonstatutory stock option, the nonstatutory stock option is not transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and will be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the option is granted may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the optionee, is thereafter entitled to exercise the option. Stock awards are not transferable except by will or the laws of descent and distribution or, if the stock award agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

Adjustment of Shares.    If any change is made in the stock subject to the 1997 Plan, or subject to any award, without the receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), then (a) the 1997 Plan will be appropriately adjusted in the class(es) and maximum number of shares available for issuance under the 1997 Plan, the class(es) and maximum number of shares available for issuance pursuant to stock awards and the maximum number of shares that can be made subject to awards granted to any person during any calendar year and (b) awards outstanding under the 1997 Plan will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding awards.

Change of Control.    The Company’s 1997 Equity Incentive Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization or sale of substantially all of the assets: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The plan administrator may also provide for one of more of the foregoing alternatives in any particular option agreement.

Termination and Amendment.    The Board of Directors may at any time suspend, amend or terminate the 1997 Plan but, other than adjustments for stock splits and similar events, stockholder approval is required for any amendment that (1) materially increases the number of shares issuable under the 1997 Plan, (2) materially modifies the requirements for participation in the 1997 Plan, (3) otherwise materially amends the 1997 Plan to the extent stockholder approval is required by Nasdaq or securities exchange listing requirements, or (4) otherwise requires stockholder approval under any applicable law or regulation. The 1997 Plan will terminate on March 28, 2007, unless earlier terminated by the Board. No suspension, termination or amendment of the 1997 Plan and no amendment of awards outstanding under the 1997 Plan may impair the rights of holders of outstanding awards without the holder’s written consent.

Other Information.    A new plan benefits table, as described in the SEC’s proxy rules, is not provided because all awards made under the 1997 Plan are discretionary. However, please refer to the “Option Grants in Fiscal Year 2003 Table” on page 25 of this proxy statement, which provides information on the grants made to the Named Executive Officers (as defined under “Executive Compensation”) in the last fiscal year, and please refer to the description of grants made to our non-employee directors in the last fiscal year under the heading “Director Compensation” on page 7 of this proxy statement.

U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences to us and to participants in the 1997 Plan. The summary is based on the Code, the U.S. Treasury regulations promulgated thereunder and various judicial and administrative authorities in effect as of the date of the proxy statement, all of which may change with retroactive effect. The summary does not cover any state or local tax or non-U.S. tax consequences of participation in the 1997 Plan. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the 1997 Plan. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income or other tax consequences of their participation in the 1997 Plan.

Incentive Stock Options.    The incentive stock options granted under the 1997 Plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. Generally, the grant or exercise of an incentive stock option does not result in any federal income tax consequences to the participant or to us. However, the exercise of an incentive stock option generally will increase the participant’s alternative minimum tax liability, if any.

The federal income tax consequences of a disposition of stock acquired through exercise of an incentive stock option will depend on the period such stock is held prior to disposition. If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and more than one year from the date of exercise of the option, the participant will recognize long-term capital gain or loss in the year of disposition, equal to the difference between the amount realized on the disposition of the stock and the amount paid for the stock on exercise of the option.

If the participant disposes of the stock before the expiration of either of the statutory holding periods described above (a “disqualifying disposition”), the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price and (ii) the excess of the amount realized on the disposition of the stock over the exercise price.

Generally, in the taxable year of a disqualifying disposition, the participant will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income by reason of the disqualifying disposition. Such capital gain or loss will be characterized as short-term or long-term, depending upon how long the stock was held. Long-term capital gains generally are subject to lower tax rates than ordinary income and short-term capital gains.

Nonstatutory Stock Options.    Generally, the grant of a nonstatutory stock option will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option.

Upon disposition of the stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending upon how long the stock was held.

Stock Awards.    Generally, upon acquisition of a stock award, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for such stock. However, upon the acquisition of an award of restricted stock or stock units, the recipient will not recognize ordinary income until the restrictions lapse or, if earlier, the time the stock becomes transferable. At such time, the recipient will recognize ordinary income equal to the excess of the current fair market value of the stock over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock. Within 30 days of receipt of an award of restricted stock, the recipient may elect to recognize ordinary income in the taxable year of receipt, despite the fact that such stock is subject to restrictions. If such election is made, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock. If the stock is later forfeited, the participant will not be allowed a deduction for any income recognized in connection with making the election. Upon disposition of the stock, the recipient will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the sum of the amount paid for the stock, if any, plus any amount recognized as ordinary income upon acquisition or vesting of the stock (including income recognized pursuant to an election as described above). Such capital gain or loss will be characterized as short-term or long-term, depending upon how long the stock was held.

Tax Consequences to Coinstar.    In the foregoing cases, Coinstar generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m).

Tax Withholding.    Coinstar may require the holder of an award to pay the amount of any taxes that Coinstar is required to withhold with respect to the grant, exercise payment or settlement of an award. Coinstar has the right to withhold from any award or any shares of stock issuable pursuant to an award an amount equal to such taxes. To the extent provided by an award agreement, such withholding obligation may be satisfied in cash, by authorizing Coinstar to withhold shares otherwise issuable to the participant as a result of the exercise or acquisition of stock under an award (up to the employer’s minimum tax withholding rate) or delivering already owned shares of Coinstar common stock (up to the employer’s minimum tax withholding rate to the extent the participant has held the shares surrendered for less than six months).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENTS TO THE

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 about the number of shares of Coinstar’s common stock that may be issued upon the exercise of outstanding stock options under our currently existing equity compensation plans and the number of shares remaining available for future issuance under those plans.

Our stockholder-approved equity compensation plans consist of our 1997 Amended and Restated Equity Incentive Plan, our 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan and our Employee Stock Purchase Plan, as amended.

Our non-stockholder-approved equity compensation plans consist of our 2000 Amended and Restated Equity Incentive Plan and certain other individual arrangements made outside our 1997 Amended and Restated Equity Incentive Plan, but subject to the terms of such plan, as described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by stockholders	1,509,232	(1)	$16.94	(1)	987,418	(2)(3)(4)
Equity compensation plans not approved by stockholders	801,258		$21.24		83,334

Total	2,310,490		$18.43		1,070,752

(1)	Includes 3,019 shares payable as of December 31, 2003 under a deferred compensation plan.

(2)	Of these shares, 177,110 remained available for issuance under our Employee Stock Purchase Plan as of December 31, 2003.

(3)	Pursuant to the 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan, each of our non-employee directors receives the following automatic grants: (a) an initial option grant to purchase 10,000 shares of Coinstar common stock upon a non-employee director’s initial election or appointment to the Board, (b) an annual option grant to purchase 12,500 shares of Coinstar common stock to our non-employee chairman of the Board immediately following each annual meeting of stockholders, and (c) an annual option grant to purchase 7,500 shares of Coinstar common stock to each additional non-employee director immediately following each annual meeting of stockholders.

(4)	Under the 1997 Amended and Restated Equity Incentive Plan and the 2000 Amended and Restated Equity Incentive plan, Coinstar may grant awards of common stock or restricted stock or awards denominated in units of common stock in addition to stock options.

Description of Non-Stockholder-Approved Equity Arrangements

2000 Equity Incentive Plan

Subject to adjustment for stock splits and other similar events, a maximum of 770,000 shares are available for issuance under the 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”). As of March 31, 2004, there were 10,469 shares available for grant under the 2000 Plan. The 2000 Plan provides for the grant of nonstatutory stock options and stock awards, with terms and conditions substantially similar to those described for nonstatutory stock options and stock awards under the description of the 1997 Plan above, except that the exercise price for nonstatutory options granted under the 2000 Plan may not be less than 85% of fair market value of Coinstar common stock on the date of grant (except for options granted in assumption of or substitution for options granted by a company acquired by Coinstar). The 2000 Plan will terminate on April 1, 2010, unless earlier terminated by the Board.

Non-Plan Grants

In October 2001, in connection with his joining Coinstar as our chief executive officer, we granted David W. Cole a nonstatutory stock option to purchase 200,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant, which was $21.24. The option has a ten-year term and vested 25% on the first anniversary of the date of grant, with additional vesting occurring 2.08333% per month thereafter until fully vested four years from the date of grant. In the event of Mr. Cole’s termination of employment with Coinstar, the vested portion of the option will remain exercisable until the earliest of (a) the expiration of the option, (b) three months for termination due to reasons other than disability or death, (c) one year for termination due to disability or death, and (d) immediately upon termination for cause. In the event of Mr. Cole’s death while the option is still exercisable, the option will remain exercisable until the earlier of the expiration of the option and one year from the date of death. The option was granted outside the 1997 Plan but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

In September 2002, we granted each of our non-employee directors, other than our chairman, nonstatutory stock options to purchase 2,500 shares. We granted our chairman a nonstatutory stock option to purchase 7,500 shares. Each of these options has a ten-year term, an exercise price equal to the fair market value on the date of grant, which was $27.60, and vested at the rate of 8.333% of the total grant for each month of continuous service from the date of grant, until fully vested one year from the date of grant. In the event of a non-employee director’s termination of service, the vested portion of the option will remain exercisable until the earlier of the expiration of the option and one year after termination of service. Each of these options was granted outside the 1997 Non-Employee Directors’ Stock Option Plan but, except as otherwise specified in the agreement evidencing the grant, is subject to the terms of that plan.

PROPOSAL 3: ADVISORY VOTE ON APPOINTMENT OF KPMG LLP

AS INDEPENDENT AUDITORS

KPMG LLP currently serves as our independent auditors, and the Audit Committee has appointed KPMG LLP to serve as Coinstar’s independent auditors and to conduct an audit of Coinstar’s accounts for fiscal year 2004.

Selection of Coinstar’s independent auditors is not required to be submitted to a vote of stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors has elected to submit the selection of KPMG LLP as our independent auditors to an advisory vote of our stockholders. If a majority of all shares present in person or represented by proxy and entitled to vote at the annual meeting do not cast an advisory vote in favor of the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to Coinstar’s stockholders. Even if a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting do cast an advisory vote in favor of the appointment, the Audit Committee may, in its discretion, appoint different independent auditors at any time during the year.

Representatives of KPMG LLP are expected to attend the annual meeting. They will have an opportunity to make a statement, if they choose, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPOINTMENT OF

KPMG LLP AS OUR INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board for general oversight of Coinstar’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. Management has responsibility for preparing Coinstar’s financial statements, as well as Coinstar’s financial reporting process. KPMG LLP, acting as independent auditors, is responsible for expressing an opinion on the conformity of Coinstar’s audited financial statements with generally accepted accounting principles.

In connection with our review of Coinstar’s consolidated audited financial statements for the fiscal year ended December 31, 2003, we relied on the advice and information we received during discussions with Coinstar management and KPMG LLP. In this context, we hereby report as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2003 with the Company’s management.

(2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

(3)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed the matter of independence with the independent auditors.

(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Audit Committee

David M. Eskenazy, Chair

Keith D. Grinstein

Robert D. Sznewajs

CHANGE IN INDEPENDENT AUDITORS

On September 9, 2003, we filed a Current Report on Form 8-K (the “Form 8-K”) with the SEC announcing that the Audit Committee had approved (1) the dismissal of Deloitte & Touche LLP as our independent accountants and (2) the appointment of KPMG LLP as our new certifying accountants for the fiscal year ending December 31, 2003. We provided Deloitte & Touche LLP with a copy of the disclosure contained in the Form 8-K and requested that Deloitte & Touche LLP provide us with a letter addressed to the United States Securities and Exchange Commission stating whether it agrees with that disclosure. Deloitte & Touche LLP provided such a letter, a copy of which was attached as an exhibit to the Form 8-K.

In connection with Deloitte & Touche LLP’s audits as of and for the fiscal years ended December 31, 2001 and 2002 and through September 8, 2003: (a) the reports of Deloitte & Touche LLP did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles; (b) there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports; and (c) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2001 and 2002 and through September 8, 2003, we did not consult with KPMG LLP regarding: (a) the application of accounting principles to a specified transaction, either completed or proposed; (b) the type of audit opinion that might be rendered in the Registrant’s financial statements; or (c) a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

INDEPENDENT AUDITORS FEES REPORT

We incurred the following fees performed by Deloitte & Touche LLP and KPMG LLP in fiscal years 2002 and 2003.

Audit Fees

Audit Fees consist of fees billed for professional services rendered for audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

	Deloitte & Touche LLP	KPMG LLP
2002	$166,589	$0
2003	$86,087	$85,000

Audit-Related Fees

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In fiscal year 2002 and 2003 these fees included Audit-Related Fees for Form S-8 registration statements, consultations on technical matters and attendance at Audit Committee meetings.

	Deloitte & Touche LLP	KPMG LLP
2002	$26,245	$0
2003	$675	$0

Tax Fees

Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). In fiscal years 2002 and 2003 these fees related to the preparation and filing of our personal property taxes, tax consultation for our international subsidiary and other tax services provided to our executive officers. Of the Tax Fees reported for Deloitte & Touche LLP for 2003, $46,000 constituted tax compliance fees and $146,207 constituted tax consultation and planning fees. Of the fees reported for KPMG LLP for 2003, $5,080 constituted tax compliance fees and $998 constituted tax consultation and planning fees.

	Deloitte & Touche LLP	KPMG LLP
2002	$211,846	$0
2003	$192,207	$6,078

All Other Fees

All Other Fees consist of fees for products and services other than the services reported above. In fiscal year 2002 these fees related to the audit of our 401(k) plan and the testing and evaluation of certain internal controls. In fiscal year 2003 these fees related to the evaluation of certain internal controls.

	Deloitte & Touche LLP	KPMG LLP
2002	$42,599	$0
2003	$2,628	$20,154

The Audit Committee has considered the non-audit services provided by KPMG LLP as described above and believes that they are compatible with maintaining KPMG LLP’s independence as Coinstar’s principal accountants.

Pursuant to its charter, the Audit Committee shall pre-approve the retention of the Company’s independent auditors for all audit, review or attest engagements and all non-audit services as the independent auditors are permitted to provide the Company and shall approve the fees for such services, other than de minimis non-audit services allowed by relevant law. The Audit Committee may choose to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved; however, the Audit Committee has not adopted such a policy at this time. Pre-approval of audit and non-audit services is exclusive to the Audit Committee and shall not be delegated to management. The Audit Committee has delegated pre-approval authority to the chair of the Committee. The chair is required to report his decisions to the Committee at regularly scheduled meetings and may not authorize the approval of any audit, audit-related and non-audit services for which the total amount to be paid by the Company will exceed $50,000. In 2003, the Audit Committee pre-approved 100% of the Audit-Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of our executive officers as of March 31, 2004:

Name	Age	Position
David W. Cole	56	Chief Executive Officer
Richard P. Stillman	49	President
Brian V. Turner	44	Chief Financial Officer
Michael L. Doran	54	Senior Vice President of Systems Technology
Donald R. Rench	37	Vice President, General Counsel and Corporate Secretary
John P. Reilly	39	Vice President of Operations
Alexander C. Camara	39	Vice President of International
Richard C. Deck	34	Chief Accounting Officer

David W. Cole has served as our chief executive officer and director since October 2001. Prior to joining Coinstar, he served as president of The Torbitt & Castleman Company, a manufacturer of specialty food products, from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands, a manufacturer of private label disposable diapers.

Richard P. Stillman has served as our president since June 2003, our chief operating officer from September 2000 through May 2003 and our vice president of marketing from September 1999 through August 2000. From April through August 1999, Mr. Stillman served as head of marketing at Onvia.com, a business-to-business e-services company. From August 1996 through January 1999, he co-founded and served as vice president of sales and marketing for Originet, Inc., a start-up technology company providing digital multimedia interactive systems to large retailers.

Brian V. Turner has served as our chief financial officer since June 2003, prior to which he briefly served as our director of investor relations. From October 2001 to June 2003, Mr. Turner served as senior vice president of operations, chief financial officer and treasurer of RealNetworks Inc, a digital media and technology company. From December 2000 to October 2001, Mr. Turner served as president, chief operating officer and secretary of BSquare Corp., a software company, and also served as their senior vice president of operations, chief financial officer and secretary from April 1999 to December 2000. Prior to that, he served as chief financial officer and vice president of administration of Radisys Corp., an embedded software company, from September 1995 to April 1999.

Michael L. Doran has served as our senior vice president of systems technology since September 2000. He served as our vice president of software technology from September 1998 through August 2000 and as our director of information systems from August 1996 through September 1998. Prior to that, Mr. Doran served as senior manager of application services for Snohomish Public Utility District, where he directed automation planning and application development.

Donald R. Rench has served as our vice president and general counsel since August 2002 and corporate secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002. From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc., a software company. Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

John P. Reilly has served as our vice president of operations since January 2004, prior to which he served as our vice president of Coin Services from September 2000. He served as our director of coin services from September 1998 through August 2000 and as our manager of coin services from March 1996 through September 1998. Prior to that, Mr. Reilly served as an account executive for General Electric Capital Corporation, a structured finance company.

Alexander C. Camara has served as our vice president of international since April 2004, prior to which he served as our vice president of UK operations from March 2002. He served as our general manager of Coinstar International’s subsidiary, Coinstar Limited, in the United Kingdom since September 1999. From 1982 to 1999, Mr. Camara served in various senior retail and strategic positions at Sainsbury Supermarkets Ltd., a leading retailer based in the United Kingdom with operations also located in the United States.

Richard C. Deck has served as our chief accounting officer since March 2001 and as our corporate controller and treasurer since December 2000. From October 1996 to September 2000, Mr. Deck served as the corporate controller of Concur Technologies, Inc., a software and service provider of expense management solutions. Prior to that, Mr. Deck was a senior financial analyst at Physio-Control International Corporation, a manufacturer and distributor of cardiac defibrillators. Mr. Deck also spent four years at Price Waterhouse. Mr. Deck is a certified public accountant (inactive).

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of March 31, 2004 (except as otherwise noted) by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director; (iii) each of the Named Executive Officers listed in the Summary Compensation Table on page 24; and (iv) the executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares

More than 5% Stockholders Columbia Wanger Asset Management, L.P.(2) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,439,000	11.4%

Hedreen Joint Venture(3) P.O. Box 9006 Seattle, WA 98109	2,040,000	9.6%

Barclays Global Investors, N.A.(4) 45 Fremont Street San Francisco, CA 94105	1,400,983	6.6%

Reed Conner & Birdwell, LLC(5) 11111 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025	1,115,064	5.2%

Directors

Keith D. Grinstein(6)	43,958	*

Deborah L. Bevier(7)	28,220	*

David M. Eskenazy(8)	48,111	*

Robert D. Sznewajs(9)	33,085	*

Ronald B. Woodard(10)	31,377	*

Named Executive Officers

David W. Cole(11)	163,706	*

Alexander C. Camara(12)	34,143	*

Michael L. Doran(13)	78,087	*

Diane L. Renihan(14)	0	*

Richard P. Stillman(15)	186,580	*

Brian V. Turner(16)	29,792	*

All directors, director-nominees and executive officers as a group (15 persons)	817,125	3.0%

*	Represents beneficial ownership of less than 1%.

(1)

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of March 31, 2004 are deemed outstanding. These option shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person (unless otherwise assumed to be outstanding). Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As of March 31, 2004, we had 21,318,371 shares of common stock outstanding.

(2)	This information is derived from this stockholder’s Schedule 13G filed with the SEC on February 13, 2004. Columbia Wanger Asset Management, L.P. (“Columbia Wanger”) filed the Schedule 13G, together with apparently affiliated companies, and reported that, as of December 31, 2003, Columbia Wanger and the affiliated companies had shared voting and dispositive power over all shares.

(3)	This information is derived from this stockholder’s Schedule 13G filed with the SEC on September 26, 2003. Hedreen Joint Venture reported that, as of September 25, 2003, it had shared voting and dispositive power over all shares.

(4)	This information is derived from this stockholder’s Schedule 13G filed with the SEC on February 17, 2004. Barclays Global Investors, N.A. (“Barclays”) filed the Schedule 13G, together with apparently affiliated companies, and reported that, as of December 31, 2003, Barclays and the affiliated companies had sole voting and dispositive power over 1,270,225 shares.

(5)	This information is derived from this stockholder’s Schedule 13G/A filed with the SEC on February 17, 2004. Reed Conner & Birdwell, LLC reported that, as of December 31, 2003, it had sole voting and dispositive power over all shares.

(6)	Also serves as chairman of the Board. Includes 38,958 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(7)	Includes 24,375 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(8)	Includes 34,375 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(9)	Includes 28,730 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(10)	Includes 29,375 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(11)	Also serves as a director. Includes 152,188 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(12)	Includes 31,469 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(13)	Includes 65,665 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(14)	Ms. Renihan resigned as Coinstar’s Chief Financial Officer effective February 28, 2003.

(15)	Includes 184,469 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

(16)	Reflects 29,792 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to report their stock holdings and transactions to the Securities and Exchange Commission. Based on our review of the reports we received, we believe that all of our directors and officers complied with all of the reporting requirements applicable to them with respect to transactions during 2003 except that one report was inadvertently filed late for Messrs. Eskenazy, Grinstein, Sznewajs and Reilly and Ms. Bevier, and two reports were inadvertently filed late for Mr. Woodard.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Membership and Role of the Compensation Committee

The Compensation Committee of the Board of Directors (the “Committee”) is composed of three outside non-employee directors,* each of whom meets the independence requirements established by the Board of Directors and the listing standards for the National Association of Securities Dealers. The Committee’s primary purpose is to ensure that Coinstar’s compensation policies and practices further the shared interests of stockholders and management to attract, hire, retain and motivate the people needed to achieve Coinstar’s performance goals. In this respect, the Committee:

•	oversees all aspects of the executive officer compensation programs (including compensation of the chief executive officer),

•	reviews and approves employee equity incentive programs and employee stock purchase programs,

•	periodically reviews other employee compensation and benefits programs, and

•	oversees all aspects of the director compensation program.

As necessary, the Committee will work with Coinstar’s human resources professionals and with outside consultants to conduct market surveys to assess and compare executive compensation levels and pay practices in companies with a similar revenue base. In such cases where the Committee uses professional consultants to assist in meeting its responsibilities, such consultants will report directly to the Committee and the Committee will have sole authority to retain and terminate such consultants.

We provide the following report to stockholders describing compensation policies and practices applicable to our executive officers for the fiscal year ended December 31, 2003.

Executive Compensation Policies and Practices

Coinstar’s executive compensation program takes a “total compensation” approach, evaluating the competitiveness of each executive compensation package based on all components of compensation: base salary, bonus pay (“short-term incentive program”), stock options (“long-term incentive program”) and benefits. A significant portion of executive compensation is linked to key measures of corporate performance as defined annually in our business plan, which key measures may include, but need not be limited to: growth of the business, cost management, machine installations, customer retention and development of new products. Additionally, through the long-term incentive program, executives earn a significant portion of their compensation through option grants that increase in value as our stock increases in value. The goal of this compensation program is to align executive pay with increased value for stockholders.

2003 Executive Compensation Program

Compensation paid to our executive officers in 2003 consisted of the following components:

Base Salary.    Base salaries for executives were determined by evaluating the following factors: (1) the responsibilities of the position; (2) the strategic value of the position to Coinstar; (3) the experience and skills of the individual filling the position; and (4) market data for comparable positions in other companies with a similar revenue base. We believe that the base salaries for our executive officers were generally in line with the median range when compared to similar positions in the market place. This is consistent with our philosophy to target base salaries at market.

Bonus Pay (Short-Term Incentive Program).    Executive bonuses are tied to the key measures of corporate performance described above. The target bonus for our executive officers is determined as a percentage of base salary. In 2003, executive officers on average earned 52% of the target bonus for their positions. Bonus payments for performance in 2003 were paid in February 2004.

Stock Options (Long-Term Incentive Program).    We believe that a significant percentage of compensation to executive officers should be delivered in the form of stock options. Stock options utilized for this purpose align management and stockholder interests by allowing executives to share in the long-term increase in value of Coinstar. We do not employ a set of mechanical criteria in awarding stock options. Rather we evaluate a series of factors including (1) the anticipated contribution by the executive officer; (2) the stock options required from a competitive point of view to retain the services of a valued executive officer; and (3) market data for comparable positions in other companies with a similar revenue base. The Committee does not assign a relative weight to any one particular factor. Stock options for performance in 2003 were awarded in January 2004.

Stock Ownership Requirement.    Because we believe that stock ownership is an essential tool to align management and stockholder interests, we have adopted a policy to require Coinstar’s executive officers to own prescribed amounts of Coinstar common stock. Under this policy, the chief executive officer, chief financial officer and president must own shares of Coinstar’s common stock equal in value to 75% of their respective base salary. All other executive officers must own stock equal in value to 50% of their base salary. The program was adopted in December 2002 and became effective in January 2003. There will be a four-year phase-in period to allow executives to reach the applicable ownership goals.

2003 Chief Executive Officer Compensation

David W. Cole has served as Coinstar’s chief executive officer since October 2001. Mr. Cole’s compensation consists of base salary together with short-term and long-term incentives. For 2003, Mr. Cole’s base salary was $324,689, which we believe was in line with the median range of chief executive officer salaries for companies with a similar revenue base. The Committee determined Mr. Cole’s base salary upon consideration of his contributions to Coinstar during the year and an analysis of current market conditions. Additionally, Mr. Cole received a bonus of $58,450, which represented 35% of the target bonus for his position. Consistent with our compensation policies, Mr. Cole’s salary is supplemented with an equity compensation component, which we believe is in line with equity compensation for chief executive officers for companies with a similar revenue base. In January 2004, Mr. Cole was granted stock options to purchase 65,000 shares of our common stock under the 1997 Equity Incentive Plan. In determining the long-term incentive component of Mr. Cole’s compensation, the Committee considered Coinstar’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the chief executive officer in past years.

On January 1, 2004, Coinstar entered into a new employment agreement with Mr. Cole, under the terms of which Mr. Cole will receive an annual base salary of $346,700, subject to possible increases by the Committee. Mr. Cole will continue to be eligible to receive annual cash bonuses based on the achievement of certain performance targets applicable to the bonus.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limit. This Committee’s policy is to provide annual incentive awards that are fully deductible by Coinstar for income tax purposes.

The Compensation Committee

Keith D. Grinstein, Chair

Deborah L. Bevier

David M. Eskenazy

*	Robert D. Sznewajs was appointed a member of the Committee in April 2004 and therefore does not appear as a signatory to the Committee’s report.

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1998 for (i) our common stock; (ii) the Nasdaq Stock Market Index; and (iii) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 2003. The stock price performance shown in the graph is historical and not necessarily indicative of future price performance.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN(1)

AMONG COINSTAR, INC., THE NASDAQ STOCK MARKET INDEX

AND THE RUSSELL 2000 INDEX

	12/98	12/99	12/00	12/01	12/02	12/03
Coinstar, Inc.	100	130.23	141.86	232.56	210.70	168.47
Nasdaq Stock Market Index	100	186.20	126.78	96.96	68.65	108.18
Russell 2000 Index	100	121.26	117.59	120.52	95.83	141.11

(1)	$100 invested on December 31, 1998 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2003, 2002 and 2001, compensation awarded or paid to, or earned by, our chief executive officer, our four most highly compensated executive officers and any former executive officers, for whom disclosure would otherwise have been provided (the “Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation		Long-Term Compensation Awards	All Other Compensation
		Salary	Bonus	Securities Underlying Options
David W. Cole(1) Chief Executive Officer and Director	2003 2002 2001	$324,689 275,000 63,638	$58,450 217,250 0	0 65,000 200,000	$8,000 98,019 11,266

Richard P. Stillman(2) President	2003 2002 2001	259,875 220,500 210,000	38,220 139,356 177,450	0 40,500 70,000	8,000 2,481 0

Brian V. Turner(3) Chief Financial Officer	2003 2002 2001	134,669 0 0	45,433 0 0	110,000 0 0	0 0 0

Michael L. Doran(4) Senior Vice President of Systems Technology	2003 2002 2001	178,187 160,000 150,000	27,638 75,840 63,750	0 16,250 30,000	8,000 8,783 4,817

Alexander C. Camara(5) Vice President of International	2003 2002 2001	139,034 105,196 97,977	46,897 117,634 8,709	0 13,000 12,500	13,903 10,472 9,798

Diane L. Renihan(6) (former) Chief Financial Officer	2003 2002 2001	33,347 177,650 170,000	315,000 98,240 153,650	0 0 45,000	0 6,323 4,314

(1)	Mr. Cole’s 2003 bonus was paid in February 2004, but earned for performance during 2003. Mr. Cole’s “All Other Compensation” for 2003 consists of Company contributions to Coinstar’s 401(k) plan.

(2)	Mr. Stillman’s 2003 bonus was paid in February 2004, but earned for performance during 2003. Mr. Stillman’s “All Other Compensation” for 2003 consists of Company contributions to Coinstar’s 401(k) plan.

(3)	Mr. Turner became Chief Financial Officer of Coinstar in June 2003. Mr. Turner’s 2003 bonus was paid in February 2004, but earned for performance in 2003.

(4)	Mr. Doran’s 2003 bonus was paid in February 2004, but earned for performance during 2003. Mr. Doran’s “All Other Compensation” for 2003 consists of Company contributions to Coinstar’s 401(k) plan.

(5)	Mr. Camara’s 2003 bonus was paid in February 2004, but earned for performance during 2003. Mr. Camara’s “All Other Compensation” consists of Company contributions to a United Kingdom-based retirement plan.

(6)	Ms. Renihan resigned as Coinstar’s Chief Financial Officer effective February 28, 2003. In connection with her resignation, Ms. Renihan was paid a one-time cash separation benefit of $315,000.

Option Grants in Fiscal Year 2003 Table

Name	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	Percentage of Total Options Granted to Employees(2)	Exercise Price ($/Share)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%($)	10%($)
Brian V. Turner	110,000	79.2%	$18.59	04/28/13	$1,286,027	$3,259,044

(1)	Consists of an incentive stock option for 21,516 shares and a nonstatutory stock option for 88,484 shares granted pursuant to the 1997 Plan. The per-share exercise price is the fair market value of Coinstar common stock on the date of grant, and the term of the options is ten years, subject to earlier termination in the event of termination of employment. Options generally vest over four years with 25% vesting after the first year and an additional 2.08333% of the shares investing upon completion of each full month thereafter. Options are subject to the terms and conditions of the 1997 Plan, as more fully described in Proposal 2 on page 8 of this proxy statement.

(2)	Based upon an aggregate of 138,870 shares subject to options granted to our employees in the fiscal year ended December 31, 2003, including the Named Executive Officers.

(3)	The per-share option exercise price represents the fair market value of the Company’s common stock at the date of grant, based on the average of the high and low prices of such common stock on such date.

(4)	The dollar amounts under these columns result from calculations at 5% and 10% assumed appreciation rates and, therefore, are not intended to forecast possible future appreciation, if any, of the price of Company common stock.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the- Money Options at December 31, 2003(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Cole	0	$0	124,583	140,417	$0	$0
Richard P. Stillman	0	0	163,063	84,437	524,619	104,291
Brian V. Turner	0	0	0	110,000	0	0
Michael L. Doran	4,700	74,542	56,680	36,562	191,945	33,019
Alexander C. Camara	0	0	27,250	19,750	82,754	10,789
Diane L. Renihan(3)	19,995	88,086	0	0	0	0

(1)	Based on the difference between the fair market value on the date of exercise and the exercise price.

(2)	Based on the difference between the fair market value on December 31, 2003 ($18.11) and the exercise price.

(3)	Ms. Renihan resigned as Coinstar’s Chief Financial Officer effective February 28, 2003.

Employment Contracts, Termination of Employment and Change-of-Control Arrangements

Employment Agreements.

In January 2004 we entered into new employment agreements with our chief executive officer, David W. Cole, and our president, Richard P. Stillman. The agreements superseded all prior employment agreements between these two executives and the Company. Under the terms of the employment agreements, we agreed to pay Mr. Cole an annual base salary of $346,700 and Mr. Stillman an annual base salary of $283,400, both subject to possible increases by the Compensation Committee. Both executives are also eligible to receive annual cash bonuses based on the achievement of certain performance targets applicable to the bonus. If either executive is terminated at any time without “cause,” he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary, (ii) any unpaid annual base salary that has accrued for services already performed as of the date of termination, and (iii) continuation of health insurance benefits for twelve months following the date of termination.

In June 2004, Brian V. Turner was named our chief financial officer. Under the terms of the employment agreement, we agreed to pay Mr. Turner an annual base salary of $250,000, subject to possible increase by the Compensation Committee, in addition to an annual cash bonus if he meets certain performance targets. We also awarded him stock options for the purchase of an aggregate of 110,000 shares of our common stock under the 1997 Amended and Restated Equity Incentive Plan, consisting of an incentive stock option for 21,516 shares and a nonstatutory stock option for 88,484 shares. If Mr. Turner is terminated on or before June 2, 2005 without “cause,” he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary, (ii) any unpaid annual base salary that has accrued for services already performed as of the date of termination, and (iii) continuation of health insurance benefits for twelve months following the date of termination.

In January 2004, we entered into a retention bonus agreement with our senior vice president of software technology, Michael L. Doran. Under the terms of the agreement, we agreed to pay Mr. Doran a lump sum retention bonus of $93,500 if he remains employed with the Company in his current capacity through April 30, 2004. This retention bonus shall also be payable by the Company in the event that Mr. Doran is terminated without “cause” prior to April 30, 2004. Under the terms of the agreement, the Company may, at its sole discretion, extend the period of Mr. Doran’s employment through June 30, 2004, in exchange for the payment of an additional retention bonus of $31,000. If the Company exercises this option, the additional retention bonus shall also be payable by the Company in the event that Mr. Doran is terminated without “cause” after April 30, 2004. Following the payment of his final retention bonus, Mr. Doran shall be retained to provide part-time consulting services to the Company for one additional month for a total fee of $15,500. Subject to the payment of any retention bonus required under the agreement, the Company may terminate Mr. Doran’s employment at any time.

Separation Agreements.    On August 5, 2003, we entered into a separation agreement with William W. Booth. The agreement provides certain benefits as of August 31, 2003, the effective date of Mr. Booth’s resignation as senior vice president of retail development of Coinstar. Such benefits include a total of nine months’ severance pay ($12,625 per month) and certain outplacement, financial and tax planning services. The agreement prohibits Mr. Booth from engaging in certain competitive activities during a nine-month period following his resignation.

In February 2003, we entered into a separation agreement with Diane L. Renihan. The agreement provides certain benefits as of February 28, 2003, the effective date of Ms. Renihan’s resignation as chief financial officer of Coinstar. Such benefits include aggregate severance pay of $315,000 and certain outplacement, legal and tax planning services. The agreement prohibits Ms. Renihan from engaging in certain competitive activities during a twelve-month period following her resignation.

Change of Control Agreements.    The Company has entered into change of control agreements with each of Mr. Cole, Mr. Stillman and Mr. Turner in conjunction with the execution of each such executive’s employment agreement. Under the terms of the change of control agreements, if a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from us that we intend to terminate the agreement, then the executive is eligible to receive the following benefits if we terminate his employment other than for “cause” or if the executive terminates his employment for “good reason,” as defined in the agreements:

•	his annual base salary through the date of termination;

•	the product of (i) his annual bonus with respect to the fiscal year in which the date of termination occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365;

•	any compensation previously deferred; and

•	an amount as separation pay equal to his annual base salary.

Change of Control Provisions in the Company’s Equity Incentive and Stock Option Plans.    The 1997 Amended and Restated Equity Incentive Plan contains certain provisions relating to a change of control of the Company. A description of these provisions is contained in Proposal 2 under the subheading “Change of Control” on page 10 of this proxy statement. The Company’s 2000 Amended and Restated Equity Incentive Plan contains certain provisions relating to a change of control of the Company. These provisions are substantially similar to those described under the description of the 1997 Plan.

The Company’s 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan provides that in the event of: (1) a merger or consolidation in which we are not the surviving corporation; (2) a reverse merger in which we are the surviving corporation but our shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (3) any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, the vesting of options outstanding under the plan shall accelerate such that each option may be exercised with respect to 100% of the shares, and the options will terminate if not exercised prior to such event.

GENERAL INFORMATION

Code of Ethics

Coinstar’s Board of Directors has adopted a Code of Ethics that applies to its chief executive officer and other senior accounting officers. A copy of the Code of Ethics will be available on the Company’s website at www.coinstar.com beginning no later than the day of the annual meeting of stockholders. Material amendments to and waivers from the Code of Ethics with respect to executive officers and directors will also be disclosed on the Company’s web site.

List of Stockholders of Record

In accordance with Delaware law, a list of stockholders of record entitled to vote at the annual meeting will be available at our principal offices, which is the location of the annual meeting on June 10, 2004, for ten business days before the meeting, between the hours of 9 a.m. and 4 p.m. local time. A stockholder may examine the list for any legally valid purpose related to the annual meeting.

Submission of Stockholder Proposals for 2005 Annual Meeting of Stockholders

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, stockholder proposals that are intended for inclusion in our proxy statement for our 2005 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary and received by us not later than December 31, 2004. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting.

Stockholders are also advised to review our bylaws that contain additional requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and not earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting. A copy of the pertinent bylaw provisions is available on request to Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, WA 98004. For such proposals that are not timely filed, we retain discretion to vote proxies we receive provided that (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

Company Consideration of Stockholder-Recommended Director Nominees

The Company’s Nominating and Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following: Chair of Nominating and Governance Committee, Attn: Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

Stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including information that would be required to be included in proxy statement filed in accordance with applicable rules under the Securities Exchange Act of 1934, as amended, and the written consent of the director nominee to be named as a nominee and to serve as a director, if elected. Evaluation of any such recommendations is the responsibility of the Nominating and Governance Committee under its written charter. In the event of any stockholder recommendations, the Nominating and Governance Committee would evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications With the Board of Directors

Stockholders may contact our Board of Directors as a group or an individual director by sending written correspondence to the following address: Board of Directors, Attn: General Counsel, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, WA 98004. Stockholders should clearly specify in each communication the names of the group of directors or the individual to whom the communication is addressed.

APPENDIX A

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

1.    Purposes

(a)    The purpose of the Plan is to provide a means by which selected Employees, Directors and Consultants may be given an opportunity to benefit from increases in value of the common stock of the Company (“Common Stock”) through the granting of (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, and (iii) Stock Awards.

(b)    The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(c)    The Company intends that the Awards issued under the Plan shall, in the discretion of the Board or any committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either (i) Options granted pursuant to Section 6 hereof, including Incentive Stock Options and Nonstatutory Stock Options, or (ii) Stock Awards granted pursuant to Section 7 hereof. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.    Definitions

(a)    “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b)    “Award” means any Option or Stock Award.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Company” means Coinstar, Inc., a Delaware corporation.

(f)    “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(g)    “Continuous Status as an Employee, Director or Consultant” means the employment or relationship as an Employee, Director or Consultant is not interrupted or terminated. The Plan Administrator, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Plan Administrator, including sick leave, military leave or any other personal leave; or (ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

(h)    “Director” means a member of the Board.

(i)    “Employee” means any person employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)    “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

(1)    If the Common Stock is listed on any established stock exchange, or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable;

(2)    In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(l)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(m)    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(n)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(o)    “Option” means the right to purchase Common Stock granted pursuant to the Plan.

(p)    “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(q)    “Participant” means the person to whom an Award is granted.

(r)    “Plan” means this Coinstar, Inc. 1997 Amended and Restated Equity Incentive Plan, as amended.

(s)    “Plan Administrator” has the meaning set forth in subsection 3(c) of the Plan.

(t)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(u)    “Stock Award” means an Award of shares of Common Stock or units denominated in Common Stock granted under Section 7, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

(v)    “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

3.    Administration

(a)    The Board shall administer the Plan unless and until the Board delegates administration to a committee or subcommittee, as provided in subsection 3(c).

(b)    The Board, or the Plan Administrator, as defined below, shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1)    To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; whether an Award will be an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Award or a combination of the foregoing; and the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to an Award and the number of shares with respect to which an Award shall be granted to each such person.

(2)    To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in any Stock Award or Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3)    To amend the Plan or an Award as provided in Section 12.

(4)    To permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

(5)    Generally, to exercise such powers and to perform such acts as the Board or the Plan Administrator deems necessary or expedient to promote the best interests of the Company, which are not in conflict with the provisions of the Plan.

(c)    The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more independent members of the Board (the “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (i) ”outside directors” as contemplated by Section 162(m) of the Code and (ii) ”non-employee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Plan Administrator may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. Furthermore, to the extent not inconsistent with applicable law, the Plan Administrator may authorize one or more executive Officers of the Company to grant Awards to certain eligible individuals in such amounts and at an exercise price as specifically prescribed by the Plan Administrator. Notwithstanding any other provision of the Plan, all grants of Awards to Directors shall be approved only by a committee consisting of independent members of the Board.

4.    Shares Subject to the Plan

(a)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be available for issuance pursuant to Awards shall not exceed in the aggregate Five Million Three-Hundred Eighty Thousand (5,380,000) shares of Common Stock. If any Awards shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full (or vested in the case of restricted stock awarded pursuant to Section 7), the stock not acquired under such Award shall revert to and again become available for issuance under the Plan.

(b)    The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(c)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, not more than an aggregate of Two Hundred Thousand (200,000) shares shall be available for issuance pursuant to grants of Stock Awards under the Plan.

5.    Eligibility

(a)    Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted only to Employees, Directors or Consultants.

(b)    No person shall be eligible for the grant of an Incentive Stock Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)    Subject to the provisions of Section 11 relating to adjustments upon changes in stock, no person shall be eligible to be granted Awards covering more than Five Hundred Thousand (500,000) shares of the Common Stock in any calendar year, such limitation to be applied in a manner a consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

6.    Option Provisions

Each Option shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)    Term.    No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b)    Price.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)    Consideration.    The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or with a check at the time the Option is exercised, or (ii) at the discretion of the Plan Administrator (A) by tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Employee, Director or Consultant for at least six (6) months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) that on the day prior to the exercise date have a Fair Market Value equal to the aggregate exercise price of shares being purchased under the Option, (B) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with this exercise, all in accordance with the regulations of the Federal Reserve Board, or (C) such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant in acquiring shares of Common Stock pursuant to an Option granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the date the Option is granted or at any time before the acquisition of Common Stock pursuant to the Option, (i) the payment by a Participant of the purchase price of the Common Stock with a promissory note or (ii) the guarantee by the Company of a loan obtained by the Participant from a third party. Such notes or loans must be at such terms as are necessary to avoid charges to the Company’s earnings for financial reporting purposes. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of security for repayment.

(d)    Transferability.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Incentive Stock Option is granted only by such person. A Nonstatutory Stock Option may be transferred to the extent provided in the Option Agreement; provided that if the Option Agreement does not expressly permit the transfer of a Nonstatutory Stock Option, the Nonstatutory Stock Option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(e)    Vesting.    The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(f)    Termination of Employment or Relationship as an Employee Director or Consultant.    In the event a Participant’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Participant’s death or disability), the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Participant does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

A Participant’s Option Agreement may also provide that if the exercise of the Option following the termination of the Participant’s Continuous Status as an Employee, Director or Consultant (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Exchange Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the first paragraph of this subsection 6(f), or (ii) the expiration of a period of three (3) months after the termination of the Participant’s Continuous Status as an Employee, Director or Consultant during which the exercise of the Option would not be in violation of such registration requirements.

(g)    Disability of Participant.    In the event the Participant’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Participant’s disability, the Participant may exercise his or her Option (to the extent that the Participant was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(h)    Death of Participant.    In the event of the death of a Participant during, or within a period specified in the Option after the termination of, the Participant’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Participant was entitled to exercise the Option at the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Participant’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after the Participant’s death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(i)    Repricing of Options.    Except for adjustments made pursuant to Section 11, the exercise price of outstanding Options may not be reduced without stockholder approval nor may outstanding Options be cancelled or amended for the purpose of repricing, replacing or regranting such Options with an exercise price that is less than the original price (as adjusted pursuant to Section 11) or such Options without stockholder approval.

7.    Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any, which may be based on continuous service with the Company or the achievement of performance criteria related to: profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies, as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the Stock Award Agreement.

The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

(a)    Issuance of Shares.    Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

(b)    Waiver of Restrictions.    Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

(c)    Transferability.    No rights under a Stock Award Agreement shall be transferable except by will or the laws of descent and distribution or, if the agreement so provides, pursuant to a domestic relations order so long as stock awarded under such agreement remains subject to the terms of the agreement.

8.    Covenants of the Company

(a)    During the terms of the Awards, the Company shall keep available at all times the number of shares of stock required to satisfy such Awards.

(b)    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act of 1933, as amended (the “Securities Act”), either the Plan, any Award or any stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Awards unless and until such authority is obtained.

9.    Use of Proceeds from Stock

Proceeds from the sale of stock pursuant to Awards shall constitute general funds of the Company.

10.    Miscellaneous

(a)    The Plan Administrator shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest pursuant to subsection 6(e) or 7(b), notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b)    Neither an Employee, Director nor a Consultant nor any person to whom an Award is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Award unless and until such person has satisfied all requirements for exercise of the Award pursuant to its terms.

(c)    Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Employee, Consultant or other holder of Awards any right to continue in the employ of the Company or any Affiliate or to continue serving as an Employee, Consultant and Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant’s agreement with the Company or Affiliate or service as a Director pursuant to the Company’s By-laws.

(d)    To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Affiliates exceeds One Hundred Thousand Dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(e)    The Company may require any person to whom an Award is granted, or any person to whom an Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(f)    The Company may require the holder of an Award to pay to the Company the amount of any taxes that the Company is required to withhold with respect to the grant, exercise, payment or settlement of an Award. The Company shall have the right to withhold from any Award or any shares of stock issuable pursuant to an Award an amount equal to such taxes. To the extent provided by the terms of a Stock Award or Option Agreement, the person to whom an Award is granted may satisfy any federal, state or local tax withholding obligation relating to the grant, exercise, payment or settlement of an Award by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Award (up to the employer’s minimum tax withholding rate); or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company having a value equal to the tax withholding obligations (up to the employer’s minimum required tax withholding rate to the extent the Participant has held the surrendered shares for less than six (6) months).

11.    Adjustments upon Changes in Stock

(a)    If any change is made in the stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to subsections 4(a) and 4(c) and the maximum number of shares subject to Award to any person during any calendar year pursuant to subsection 5(c), and the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding Awards. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.)

(b)    In the event of a merger, reorganization or sale of substantially all of the assets of the Company, the Plan Administrator, may, in its sole discretion, do one or more of the following: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the Board of Directors at the time of the event. The Plan Administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

12.    Amendment of the Plan and Stock Awards

(a)    The Board at any time, and from time to time, may amend the Plan; provided, however, that except as provided in Section 11 relating to adjustments upon changes in stock, stockholder approval shall be required for any amendment that (1) materially increases the number of securities issuable under the Plan; (2) materially modifies the requirements for participation in the Plan; (3) otherwise materially amends the Plan to the extent stockholder approval is required Nasdaq or securities exchange listing requirements; or (4) otherwise requires stockholder approval under any applicable law or regulation.

(b)    The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

(c)    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Directors or Consultants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)    Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

(e)    The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Award was granted and (ii) such person consents in writing.

13.    Termination or Suspension of the Plan

(a)    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    Rights and obligations under any Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Award was granted.

14.    Effective Date of Plan

The Plan shall become effective on the date adopted by the Board, but no Awards granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

COINSTAR, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2004

The undersigned hereby appoints David W. Cole and Donald R. Rench, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Coinstar, Inc. held of record by the undersigned on April 13, 2004 at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at Coinstar’s offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004 on Thursday, June 10, 2004 at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. IMPORTANT – PLEASE DATE AND SIGN ON THE OTHER SIDE.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date, and return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

(Continued and to be signed on other side)

C/O COMPUTERSHARE TRUST CO., INC.

350 INDIANA ST.

SUITE 800

GOLDEN, CO 80401

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Coinstar, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

CNSTR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COINSTAR, INC.

MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED BELOW.

Vote On Director

PROPOSAL 1: Elect two directors for terms expiring in 2007:

01) Keith D. Grinstein and 02) Ronald B. Woodard

For Withhold For All To withhold authority to vote for any nominee,

All All Except write such nominee’s name below:

Vote On Proposals

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: Approve amendments to the 1997 Amended and Restated Equity Incentive Plan.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: Advise on the appointment of KPMG LLP as independent auditors.

You can view the Annual Report and Proxy Statement on the internet at: http://www.Coinstar.com.

For Against Abstain

Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Receipt of the notice of meeting and proxy statement is hereby acknowledged.